CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Tanke Biosciences Corporation
(Formerly known as China Flying Development Limited.)

We hereby consent to the use, in the registration statement on Form S-1/A of Tanke Biosciences Corporation of the unaudited financial statements dated October 20, 2011, relating to the six months ended June 30, 2011 and audited financial statements of Tanke Biosciences Corporation. (currently known as “China Flying Development Limited,”) for the years ended December 31, 2010 and December 31, 2009 and the results of their operations and cash flows for the two year periods then ended, stated in our report dated May 12, 2011, and the reference to us under the caption “Experts”.

Yours truly,

/s/ PARKER RANDALL CF (H.K.) CPA LIMITED
Certified Public Accountants,
Hong Kong

November 7, 2011